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                                                                   EXHIBIT 5.1


                            SNELL & WILMER L.L.P.
                         1920 MAIN STREET, SUITE 1200
                           IRVINE, CALIFORNIA 92614




                              February 20, 1998



AMCOR Capital Corporation
52300 Enterprise Way
Coachella, California 92236

               Re:  FORM S-3 REGISTRATION STATEMENT

Gentlemen:

     We have acted as counsel to AMCOR Capital Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 44,632 shares of the Company's common stock, $.002 par value (the "Shares"). The Shares are being offered for sale by a stockholder of the Company (the "Selling Stockholder") identified in the Registration Statement.

     On the basis of such investigations as we have deemed necessary, we are of the opinion that the Shares to be offered for sale by the Selling Stockholder have been duly authorized and are fully paid and non-assessable and, upon the execution and delivery of certificates representing such Shares, the Shares will be validly issued.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.

                              Very truly yours,

                              /s/  SNELL & WILMER L.L.P.